EXHIBIT 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.
Announces Resignation of Board Member Jack Thompson

Jericho, NY – July 26, 2019 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), announced today that Jack Thompson resigned as a member of its Board of Directors for personal and business reasons effective July 25, 2019.  Mr. Thompson has been a director of both the Company and Esquire Bank since 2016, and during his tenure, he also served as a member of the Strategic Oversight Committee.

“Jack has played an invaluable role on our board over the last four years,” stated Tony Coelho, Chairman of the Board.  “His judgement and financial acumen have benefited our management group and our shareholders.”

“I want to thank the team at Esquire for their support during my tenure,” stated Mr. Thompson.  “With Esquire’s strong board governance, management structure, and performance, I believe it’s time to focus my attention on other portfolio companies.  Esquire continues to be a terrific investment for Gapstow and we are proud to have played a role in the Company’s development.”

“On behalf of the Company, the board and management, we want to thank Jack for his leadership, expertise and continued support,” stated Andrew C. Sagliocca, President and Chief Executive Officer.  “At this time, the board has no plans to fill his seat.”

About Esquire Financial Holdings, Inc.
Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.
Contact Information:
Eric S. Bader
Executive Vice President and Chief Operating Officer
Esquire Financial Holdings, Inc.
(516) 535-2002
eric.bader@esqbank.com